Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Announces Listing Transfer to the NASDAQ Capital Market

Los Angeles, CA (August 1, 2013) – Rentech, Inc. (NYSE MKT: RTK) announced today that the Company will transfer its listing from the NYSE MKT to the NASDAQ Capital Market effective with the start of trading on August 13, 2013. Rentech will continue to trade under its existing ticker symbol “RTK.” Rentech’s common stock will trade on the NYSE MKT until the close of trading on August 12, 2013.

D. Hunt Ramsbottom, President and CEO of Rentech, stated, “We’re excited to list on the NASDAQ Stock Market. NASDAQ’s advanced trading platform should result in improved overall volume, market share, liquidity and volatility of Rentech shares.” Mr. Ramsbottom continued, “NASDAQ offers the most robust service and visibility programs at the lowest annual fees, which will benefit our investor relations and corporate governance programs.”

“We are thrilled to welcome Rentech to NASDAQ,” said Bruce Aust, Executive Vice President, Global Corporate Client Group, NASDAQ OMX. “Rentech joins more than 130 companies to transfer their listing to the NASDAQ Stock Market in recent years, and we look forward to our partnership with Rentech in the years to come.”

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com) owns and operates wood fibre processing and nitrogen fertilizer manufacturing businesses. The wood fibre processing business consists of the provision of wood chipping services and the manufacture and sale of wood chips, through a wholly-owned subsidiary, Fulghum Fibres, Inc., and the development of wood pellet production facilities. Rentech’s nitrogen fertilizer business consists of the manufacture and sale of nitrogen fertilizer through its publicly-traded subsidiary, Rentech Nitrogen Partners, L.P. (NYSE: RNF). Rentech also owns the intellectual property including patents, pilot and demonstration data, and engineering designs for a number of clean energy technologies designed to produce certified synthetic fuels and renewable power when integrated with third-party technologies.

SOURCE: Rentech, Inc.

Rentech, Inc.

Julie Dawoodjee Cafarella

Vice President of Investor Relations and Communications

310-571-9800

ir@rentk.com

10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799